UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 1, 2010

ENZON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

685 Route 202/206, Bridgewater, New Jersey	08807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(908) 541-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2010, Craig A. Tooman, the Executive Vice President of Finance and Chief Financial Officer of Enzon Pharmaceuticals, Inc. (“Enzon”) tendered his resignation, which shall be effective July 23, 2010. Pursuant to the Amended and Restated Employment Agreement filed as Exhibit 10.29 to Enzon’s Current Report on Form 8-K filed on June 20, 2008, Mr. Tooman is not entitled to receive any severance payment in connection with his resignation.

On July 8, 2010, the Board of Directors of Enzon approved the appointment of Mark L. Ogden, age 66, to serve as the acting Vice President of Finance and Principal Financial Officer of Enzon, effective July 23, 2010. Since October 2005, Mr. Ogden has served as a consultant to Enzon, providing accounting and advisory services, including, among other things, review of SEC filings, implementation of several new accounting pronouncements, interpretations of applicable accounting literature and various other special projects. Prior to working as a consultant, Mr. Ogden held various positions of responsibility and authority, including Assistant Controller – Financial Reporting, of The Upjohn Company, later Pharmacia & Upjohn and finally Pharmacia, Inc., which was acquired by Pfizer, Inc. in 2004. Mr. Ogden is a certified public accountant and has 45 years of experience in accounting and financial reporting. Mr. Ogden will continue to be employed as a consultant to Enzon and for his services during this interim period, Mr. Ogden will be compensated at a rate of up to $47,532 per month. The Executive Committee of the Board of Directors will conduct a search for a permanent Chief Financial Officer.

There is no arrangement or understanding between Mr. Ogden and any other persons pursuant to which Mr. Ogden was selected as the acting Vice President of Finance and Principal Financial Officer of Enzon. Mr. Ogden does not have any family relationship with any of the directors and executive officers of Enzon. As a consultant, Mr. Ogden, through his wholly-owned LLC, Gemsbok Advisors, LLC, was paid $330,606.75 in 2009 and has billed Enzon for services in 2010 in the aggregate amount of $212,387,50.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2010

By:	/s/ Ralph del Campo________________
Ralph del Campo Chief Operating Officer and Principal Executive Officer